Exhibit 10.39

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

between

GLASSHOUSE TECHNOLOGIES, INC.

and

WF FUND III LIMITED PARTNERSHIP

(c/o/b as WELLINGTON FINANCIAL LP and

WELLINGTON FINANCIAL FUND III)

dated as of

March 29, 2010

i

ii

iii

This LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of March 29, 2010, is entered into by and among GLASSHOUSE TECHNOLOGIES, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) and WF FUND III LIMITED PARTNERSHIP, c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND III (the “Lender”).

The Borrower has requested that the Lender extend credit to it in a maximum aggregate principal amount of up to $9,750,000 to refinance existing indebtedness and for working capital and general corporate purposes. The Lender is willing to extend such credit on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I.

INTERPRETATION

Section 1.01 Definitions.

In this Agreement:

“Account Debtor” has the meaning given to such term in the UCC;

“Accounts” has the meaning given to such term in the UCC;

“Additional Documents” has the meaning attributed thereto in Section 4.05;

“Agreement,” “hereto,” “herein,” “hereof,” “hereby,” “hereunder,” and any similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof, and include any and every instrument supplemental hereto or amending or replacing any part hereof;

“Borrower” has the meaning attributed thereto in the preamble to this Agreement;

“Bull License” means that certain License Agreement, dated October 1, 2009, by and between GlassHouse Technologies (UK) Ltd. and Bull SAS;

“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the City of Toronto, Province of Ontario and/or Boston, Massachusetts are not open for business;

“Budget” means the budget of the Borrower adopted and approved by the Borrower’s board of directors for the given period;

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation;

“Change of Control” means, unless otherwise waived in writing by the Lender:

(a) the direct or indirect sale, transfer, assignment, exchange, lease, release, license or other disposition to a third party by the Borrower of all or substantially all of the assets (including any Intellectual Property) of the Borrower and/or any Subsidiary, in bulk, out of the ordinary course of business or inconsistent with past practice (other than, in each case, in connection with an internal reorganization involving the Borrower);

(b) any direct or indirect event or transaction whatsoever, including any merger, consolidation, combination, partnership, joint venture or any issuance of or change in any shares or of any right, privilege or option to acquire shares, in the capital of the Borrower, as a result of which the Existing Shareholders do not collectively own more than 50% of the issued and outstanding shares in the capital of the Borrower, on a fully diluted basis, or Control the resulting successor of the Borrower, or the acquisition by a purchaser or group of purchasers, of 50% or more of voting securities or instruments exchangeable for or convertible into voting securities of the Borrower, on a fully diluted basis;

(c) at any time prior to the creation of a Public Market, if anyone other than the Existing Shareholders gains the ability to elect a majority of the board of directors of the Borrower or the board of directors of any Subsidiary is not Controlled by the Borrower;

(d) if a Guarantor ceases to be a wholly-owned subsidiary of the Borrower or, without the consent of the Lender, not to be unreasonably withheld, any other Subsidiary ceases to be Controlled by the Borrower, other than as a result of an amalgamation with the Borrower or any other Subsidiary;

(e) if there is an indirect event or transaction similar to the events or transactions described above which has the same result or effect as the events or transactions described above or any Person or group of Persons other than the Existing Shareholders (defined below), have the right or ability to effectively control the management and/or operations of the business of the Borrower or any of the Subsidiaries;

(f) the disposition, whether by way of sale, transfer, exclusive license of any material Intellectual Property of the Borrower if such disposition would prejudice the Lender;

(g) at any time prior to the creation of a Public Market, an event or series of events by which any single Person (whether or not such Person is an Existing Shareholder) shall acquire, either directly or indirectly, equity securities in the Borrower (not including the equity securities in the Borrower owned and Controlled by such Person as of the date of this Agreement) representing more than 50% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that the Existing Institutional Shareholders have the right to acquire pursuant to any option right (as defined in clause (h) below)); or

(h) at any time after the creation of a Public Market, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Chattel Paper” has the meaning given to such term in the UCC;

“Cisco License” means that certain License and Development Agreement, dated October 17, 2008, by and between Borrower and Cisco Systems, Inc., a California corporation;

“Closing Date” means the date on which the initial extension of credit hereunder is made;

“Closing Fee” has the meaning attributed thereto in Section 2.03;

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning attributed thereto in Section 4.01;

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of each Borrower;

“Commercial Tort Claim” has the meaning given to such term in the UCC;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “Controlling”, “Controlled” “Controlled” and “Controls” have meanings correlative thereto;

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Lender, executed and delivered by Borrower and the applicable securities intermediary or bank, which agreement is sufficient to give the Lender “control” over the subject securities account, DDA or investment property under the UCC;

“DDA” means any checking account, demand deposit account or other “deposit account” (as such term is defined from time to time in the UCC) maintained by the Borrower;

“Dell” means Dell Products LP;

“Dell License” means that certain Intellectual Property License Agreement, dated March 6, 2008, by and between Borrower and Dell;

“Dell Note” means that certain Subordinated Convertible Promissory Note issued by the Borrower to Dell, dated as of March 6, 2008;

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by Borrower or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms;

“Document” has the meaning given to such term in the UCC;

“EBITDA” means, for a particular period of the Borrower, the sum of (1) the consolidated income (or loss) of the Borrower before deductions of depreciation, interest, amortization and income taxes, determined in accordance with GAAP, but excluding extraordinary items of “non-cash” income or expense and excluding “non-cash” deferred stock compensation or deferred charge expenses, plus (2) up to $2,500,000 in costs and expenses incurred by Borrower in Borrower’s 2010 fiscal year in connection with a Public Offering;

“Environmental Claim” means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

“Equipment” has the meaning given to such term in the UCC;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time;

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(l 1) of ERISA and Section 412(c)(l 1) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member;

“ERISA Event” means any of the following events or conditions:

(a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

(c) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(d) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(f) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections;

“Event of Default” has the meaning attributed thereto in Section 8.01;

“Existing Institutional Shareholders” means, at any time, entities affiliated with Kodiak Venture Partners, Sigma Partners, GrandBanks Capital, Paladin Capital Group, Globespan Capital Partners, Montagu Newhall Associates and Shiprock Capital;

“Existing Shareholders” means, at any time, the shareholders of the Borrower immediately prior to the date of this Agreement, including, without limitation, the Existing Institutional Shareholders;

“Financing Documents” means this Agreement, the Warrant, the Guaranties, the security agreements (or other applicable agreements) delivered by the Guarantors to Lender in connection with the Guaranties, the Note, the Intercreditor Agreement, the Security Documents, all Additional Documents, and any other document, instrument or agreement now or hereafter entered into in connection with the Loan, the Secured Obligations or the Collateral.

“First Lien Lender” means Lighthouse Capital Partners V, L.P.

“First Lien Credit Documents” means that certain Loan and Security Agreement by and between the Borrower and the First Lien Lender, dated as of June 30, 2004, as the same may be amended, supplemented or otherwise modified from time to time, subject to the limitations set forth in the Intercreditor Agreement, and all other documents executed and delivered to the First Lien Lender by Borrower and any of its Subsidiaries in connection with the First Lien Credit Documents.

“First Lien Obligations” means all obligations of the Borrower and its Subsidiaries to the First Lien Lender pursuant to the First Lien Credit Documents provided that the maximum principal amount shall not exceed $5,355,051.

“Fixtures” has the meaning given to such term in the UCC;

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time;

“General Intangibles” has the meaning given to such term in the UCC;

“GlassHouse Israel” means GlassHouse Technologies Ltd., a company organized under the laws of Israel and a wholly-owned Subsidiary of Borrower;

“GlassHouse Switzerland” means GlassHouse Technologies AG, a company organized under the laws of Switzerland and a wholly-owned Subsidiary of the Borrower;

“GlassHouse UK” means GlassHouse Technologies (UK) Limited, a company organized under the laws of the United Kingdom and a wholly-owned Subsidiary of the Borrower;

“Goods” has the meaning given to such term in the UCC;

“Guaranties” means, collectively, the guaranties delivered to the Lender by each of GlassHouse Israel and GlassHouse UK;

“Guarantors” means, collectively, GlassHouse Israel and GlassHouse UK, and each of them is hereinafter referred to as a “Guarantor;”

“Hazardous Materials” has the meaning attributed thereto in Section 5.14;

“Indebtedness” of the Borrower or any of its Subsidiaries, as the case may be, means, without duplication:

(a) all of its indebtedness for or in respect of borrowed money, credit or other financial accommodation, including liabilities and obligations with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of the Borrower or any Subsidiary;

(b) all of its indebtedness for or in respect of the purchase or acquisition price of property or services, whether or not recourse is limited to the repossession and sale of any such property;

(c) all obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with GAAP;

(d) all obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by the Borrower or any Subsidiary where such obligation has been exercised or otherwise become payable except for repurchases of common stock in the ordinary course of business or repurchases of unvested equity;

(e) all debt which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss;

but “Indebtedness” shall not include unsecured trade debt incurred in the ordinary course of business, issued share capital or surplus, reserves for deferred taxes or general contingencies, minority interests in Subsidiaries, nor any contingent liabilities in connection with contracts entered into in the ordinary course of business;

“Instruments” has the meaning given to such term in the UCC;

“Intellectual Property” means the following properties and assets owned or held or in which the applicable Person otherwise has any interest, now existing or hereafter acquired or arising:

(a) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(c) all state and provincial (including common law), federal and foreign trade-marks, service marks and trade names, and applications for registration of such trademarks, service marks and tradenames, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(d) all technology, trade secrets, trade dress, trade styles, logos, other sources of business identifiers, mask-works, mask-work registrations, mask-work applications, software, proprietary or confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, techniques, research, studies, algorithms, formulae, databases, quality control procedures, product, service and technical specifications and data, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;

(e) all domain names, internet protocol addresses and uniform resource locators used in the business and all applications, registrations and rights therein and thereto;

(f) the entire goodwill of or associated with the business now or hereafter conducted connected with and symbolized by any of the aforementioned properties and assets; and

(g) all accounts, all intangible intellectual or other similar property and other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above;

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 29, 2010, by and among the Lender, Dell and the First Lien Lender, which agreement shall be in form and substance satisfactory to Lender in its sole discretion;

“Inventory” has the meaning given to such term in the UCC;

“Investment Property” has the meaning given to such term in the UCC;

“Law” means any statute, law, ordinance, regulation, rule, order, writ, injunction or decree of any Tribunal;

“Lender” has the meaning attributed thereto in the preamble to this Agreement;

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Financing Documents that are paid or incurred by the Lender, (b) fees or charges paid or incurred by Lender in connection with the Lender’s transactions with Borrower, including, without limitation, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or, after the occurrence and during the continuance of an Event of Default, business valuations, to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) costs and expenses paid or incurred by the Lender to correct any default or enforce any provision of the Financing Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), (f) costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending the Financing Documents or in connection with the transactions contemplated by the Financing Documents or the Lender’s relationship with Borrower or any Subsidiary of Borrower, (g) Lender’s reasonable fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, monitoring or amending the Financing Documents, and (h) Lender’s fees and expenses (including attorneys fees) incurred in monitoring, terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Financing Documents), or defending the Financing Documents, irrespective of whether suit is brought, or in exercising and remedies concerning the Collateral. Lender agrees to incur the foregoing expenses only if a good faith determination is made that such expenses are reasonably necessary for monitoring or administering the Financing Documents protecting or preserving the Collateral or for the protection or enforcement of the Lender’s rights under the Financing Documents. Lender Expenses in connection with the Financing Documents are not expected to exceed $65,000 and the parties hereto agree to work in good faith to minimize such fees and other Lender Expenses.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, right of distress, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property;

“Loan” means the Term Loan;

“LRG Indebtedness” means the Indebtedness of Borrower outstanding under the LRG Loan Agreement and the “Loan Documents” referred to therein;

“LRG Loan Agreement” means the Loan Agreement dated as of August 24, 2007, as amended and in effect immediately prior to the Closing Date, among the Borrower, BayStar Capital III Investment Fund, L.P., a Delaware limited partnership, Velocity Financial Group, Inc., a Delaware corporation, and Leader lending, LLC, a Delaware limited liability company;

“Material Adverse Effect” means any of the following:

(a) a material adverse effect on (1) the business, assets, liabilities (actual or contingent), condition (financial or otherwise), operations, performance or properties of Borrower or Borrower and its Subsidiaries taken as a whole, (2) the ability of Borrower to perform its obligations under the Financing Documents, (3) the validity or enforceability of this Agreement, the Notes, any Control Agreement or any of the other Financing Documents or (4) the rights and remedies of the Lender under the Financing Documents;

(b) at any time after the creation of a Public Market, trading of any securities of the Borrower shall have been suspended on any exchange or in any over-the-counter market for more than thirty (30) days;

“Material Agreements” has the meaning ascribed thereto in Section 6.11;

“Net Available Proceeds” means:

(a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (A) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event; and

(c) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith;

“Net Cash Payments” means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition;

“Permitted Encumbrances” means any of the following:

(a) Liens for Taxes not at the time due unless contested in good faith by all necessary proceedings and reserves satisfactory to the Lender in its discretion have been taken;

(b) rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit, or by any statutory provision, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(c) a security interest in cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens arising by operation of law in the ordinary course of business and which are not registered or enforceable against any property of the Borrower;

(d) security given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower;

(e) a security interest in or title retention relating to Equipment (not constituting, for greater certainty, Inventory or any Equipment which may constitute Inventory in the hands of the Borrower or any Subsidiary) which is created to secure the unpaid purchase price thereof or retain title thereto until so paid, provided that each such security interest is limited to the Equipment so acquired (and any insurance or other proceeds thereof) and does not secure an amount in excess of the purchase price thereof or any re-advance on the security of the Equipment; provided that the Borrower’s annual aggregate expenditures in connection with Indebtedness (whether existing on the Closing Date or subsequently incurred) secured by security interests, Liens and encumbrances permitted by this clause (e), together with the aggregate amount of Borrower’s aggregate annual expenditures on account of all operating leases and Capital Lease Obligations shall not exceed $3,000,000;

(f) Liens granted to the Lender to secure the Secured Obligations;

(g) Liens granted to the First Lien Lender to secure the First Lien Obligations;

(h) Liens on all assets of GlassHouse Israel granted to Bank Leumi and Israel Discount Bank and a $2,000,000 fully cash-collateralized letter of credit issued by Comerica Bank in favor of Bank Leumi Le Israel B.M. as security for GlassHouse Israel’s obligations to Bank Leumi Le Israel B.M.;

(i) Liens securing the Sigma Loan, provided that such Liens shall be subordinated to the Lender’s Liens pursuant to an intercreditor agreement satisfactory to the Lender in its reasonable discretion;

(j) any other encumbrances the Lender declares in writing to be Permitted Encumbrances;

(k) those encumbrances existing pursuant to (i) the Dell License, (ii) the Cisco License, (iii) the Bull License and (iv) non-exclusive licenses of Borrower’s Intellectual Property entered into in the ordinary course of business;

(l) those encumbrances securing Indebtedness permitted under clause (o) of the definition of Permitted Indebtedness; and

(m) those Liens set forth on Schedule 1.01, which schedule shall be updated periodically with the mutual consent of the Borrower and the Lender, such consent not to be unreasonably withheld;

“Permitted Indebtedness” means

(a) the Secured Obligations;

(b) the indebtedness secured by Permitted Encumbrances;

(c) indebtedness to the First Lien Lender in a principal amount not to exceed $5,355,051;

(d) indebtedness to Bank Leumi and Israel Discount Bank in a principal amount not to exceed NIS 11,250,000;

(e) indebtedness to one more affiliates of Sigma Partners in a principal amount not to exceed $6,000,000 (the “Sigma Loan”); provided, however, that (i) such indebtedness shall be used solely in connection with the Borrower’s acquisition of Login Consultants International B.V. or its wholly owned subsidiary, Login Consultants Holding B.V., and (ii) such Indebtedness shall be incurred pursuant to terms and conditions that are satisfactory to Lender in its reasonable discretion;

(f) indebtedness to Dell pursuant to the Dell Note;

(g) indebtedness due by any Subsidiary to the Borrower or among any of the Subsidiaries and the Borrower;

(h) accrued liabilities;

(i) Taxes;

(j) deferred revenues;

(k) operating leases incurred in the ordinary course of business;

(l) capital lease obligations incurred in the ordinary course of business (subject to any limits established hereunder);

(m) Borrower’s and any Subsidiary’s obligations under real property leases;

(n) indebtedness owed to the former shareholders of (i) GlassHouse Technologies AG, in an aggregate principal amount not to exceed CHF 415,000 and (ii) Systems Group Integration Limited, in an aggregate principal amount not to exceed £72,000 ((i) and (ii) collectively, the “Subsidiary Shareholder Loans”);

(o) amounts advanced to GlassHouse Technologies AG under a receivables factoring arrangement with Credit Suisse, in an amount not to exceed CHF 500,000.

(p) indebtedness due by any Subsidiary that is outstanding as of the date hereof, in an amount not to exceed $500,000 in the aggregate; and

(q) unsecured indebtedness incurred by Borrower in the ordinary course of business and in a manner consistent with past practices not to exceed $1,000,000.

“Person” is to be interpreted broadly and includes any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan;

“Post-Default Rate” has the meaning ascribed thereto in Section 3.02(c);

“Prime Rate” means the variable rate of interest quoted from time to time by Citibank, N.A. as the reference rate of interest which it designates as its prime rate; provided that if the prime rate designated by Citibank, N.A. no longer accurately reflects the “prime rate” available to Lender, then the Prime Rate shall be equal to the prime rate quoted in the national edition of the Wall Street Journal;

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933.

“Receivable” means, as at any date, the unpaid portion of the obligation, as stated on the respective invoice, of a customer of Borrower in respect of Inventory sold and shipped by Borrower to such customer or services provided by Borrower to such customer;

“Responsible Officer” means, with respect to Borrower, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership, shareholder, director, limited liability company and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower;

“Revolving Credit Facilities” means that portion of the outstanding Indebtedness of Borrower and its Subsidiaries consisting only of revolving loans or revolving borrowings;

“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions;

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Financing Document or otherwise with respect to the Loan, including, without limitation, the Lender Expenses, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

“Securities Account” has the meaning given to such term in the UCC;

“Security Documents” means this Agreement, the Collateral Access Agreements, Control Agreements, Patent and Trademark Security Agreements, the Guaranties, the security agreements (or other applicable agreements) delivered by the Guarantors to the Lender in connection with the Guaranties, all Uniform Commercial Code financing statements required thereby to be filed with respect to the security interests in personal Property and fixtures created pursuant thereto, and any and all other agreements or instruments now or hereafter executed and delivered to the Lender by Borrower or any other Person as security for the Secured Obligations;

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Unless otherwise specified herein, “Subsidiary” means a Subsidiary of the Borrower;

“Taxes” means all taxes, assessments, fees or other charges at any time imposed by any Law or Tribunal, excluding local ad valorem taxes;

“Term Loan” has the meaning set forth in Section 2.01(b);

“Term Loan Interest Rate” means a rate per annum equal to 11.95%;

“Term Loan Maturity Date” means the earlier of:

(a) March 29, 2012, which date may be extended, at the option of Borrower, to (i) March 29, 2013, so long as (x) no Default or Event of Default has occurred and its continuing, (y) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or before March 29, 2011, and (z) the Borrower’s Total Leverage Ratio as of the then most recently ended Trailing Twelve Month Period is less than 3.0 to 1.0, and (ii) to March 29, 2014, so long as (w) the Term Loan Maturity Date has already been extended to March 29, 2013, (x) no Default or Event of Default has occurred and its continuing, (y) Borrower notifies Lender, in writing, of its desire to extend the Term Loan Maturity Date on or before March 29, 2013, and (z) the Borrower’s Total Leverage Ratio as of the then most recently ended Trailing Twelve Month Period is less than 2.5 to 1.0;

(b) the date on which the Lender accelerates repayment of the Secured Obligations upon the occurrence of an Event of Default, provided that for greater certainty, “Maturity Date” in this context means at a time no later than prior to or contemporaneous with the Event of Default; and

(c) the date immediately prior to the date of a Change of Control;

“Term Note” has the meaning set forth in Section 2.02(c);

“Total Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Total Funded Indebtedness as of such date to (b) EBITDA for the Trailing Twelve Month Period most recently ended as of such date.

“Total Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Secured Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Indebtedness in respect of capital leases, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary;

“Trailing Twelve Month Period” means, as of any date of determination, the period of twelve consecutive calendar months ending on such date;

“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, board, bureau or instrumentality of a governmental body;

“UCC” means the Uniform Commercial Code as in effect from time to time in The Commonwealth of Massachusetts;

“Warrants” means the share purchase warrants of the Borrower issuable as of the Closing Date.

Section 1.02 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth from time to time in the UCC unless otherwise defined herein.

Section 1.03 Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.04 References to Sections. Whenever in this Agreement a particular article, section or other portion thereof is referred to, such reference pertains to the particular article, section or portion thereof contained herein, unless otherwise indicated.

Section 1.05 Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

Section 1.06 Gender and Number. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.07 Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.08 Amendment or Waiver. No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

Section 1.09 Non-Business Days. If any date on which any payment is due or any action is required to be taken is not a Business Day, the date for payment or taking such action shall be the next Business Day following the date specified for such payment or action.

Section 1.10 Interest. The annual rates of interests or fees to which the rates calculated in accordance herewith are equivalent, are the rates as calculated and multiplied by the actual number of days in the calendar year in which that calculation is made and divided by 365 or 366, as the case may be.

ARTICLE II.

THE LOAN

Section 2.01 The Commitments.

(a) [Reserved.]

(b) Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make one term loan to the Borrower on the Closing Date in the original principal amount of $9,750,000 (the “Term Loan”). Amounts prepaid or repaid in respect of the Term Loan may not be reborrowed.

(c) Termination of Commitments. Unless previously terminated, the Lender’s commitment to make the Term Loan shall automatically terminate on the Closing Date upon the funding of the Term Loan.

Section 2.02 Loan and Borrowing.

(a) Minimum Amounts. The Term Loan shall be fully funded on the Closing Date.

(b) [Reserved.]

(c) Notes; Records.

(i)	[Reserved.]

(ii)	The Term Loan shall be evidenced by a single promissory note of the Borrower (the “Term Note”) substantially in the form of Exhibit B-2, dated the Closing Date, payable to the Lender in a principal amount equal to the Term Loan Commitment.

Section 2.03 Closing Fee. The Borrower hereby agrees to pay Lender a closing fee equal to $123,125, which fee shall be due and payable on the Closing Date upon the funding of the Term Loan and shall be fully earned when paid (the “Closing Fee”).

Section 2.04 Payment; Computation. All fees payable under this Agreement shall be paid on the dates due, in immediately available U.S. dollars, to the Lender. Fees shall be fully earned when paid and shall not be refundable under any circumstances.

Section 2.05 Loan Account. Lender shall maintain, in accordance with its usual practice, an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Loan made by Lender to Borrower or for Borrower’s account and with all other Secured Obligations hereunder or under the other Financing Documents, including, the date, amount and interest rate of the Loan made to Borrower, accrued interest, fees and expenses, Lender Group Expenses, and the amount of any sum received by Lender on account of the Secured Obligations. The entries made in Lender’s Records with respect to the Loan Account pursuant to this Section 2.05 shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such records or any error therein shall not affect in any manner the obligations of the Borrower to repay the Loan and other Secured Obligations in accordance with this Agreement.

ARTICLE III.

PAYMENTS AND PREPAYMENTS

Section 3.01 Repayment of Loan.

(a) [Reserved.]

(b) Term Loan. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Term Loan on the Term Loan Maturity Date.

Section 3.02 Interest.

(a) Term Loan. The Borrower hereby unconditionally promises to pay to the Lender interest on the unpaid principal amount of the Term Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate equal to the Term Loan Interest Rate.

(b) [Reserved.]

(c) Post-Default Rate. Notwithstanding the foregoing, the Borrower acknowledges and agrees that if an Event of Default shall have occurred and be continuing, then at the option of the Lender and regardless of whether notice of such Event of Default has been given, the unpaid balance of the Loan shall bear interest, to the fullest extent permitted by law, at a rate equal to 18.0% per annum (the “Post-Default Rate”), until such Event of Default is cured or waived. The Borrower hereby and unconditionally agrees to pay to the Lender interest at the Post-Default Rate as specified in this paragraph from time to time on demand. The Lender will promptly notify the Borrower if the Lender exercises its option under this paragraph; provided, that failure to give such notice shall not affect the validity or effectiveness of such exercise or accrual of interest at the Post-Default Rate.

(d) Payment. Accrued interest on the Loan shall be payable monthly in arrears on the last Business Day of each month; provided, that (i) accrued interest on the principal amount of the Loan repaid or prepaid shall be payable on the date of the payment or prepayment thereof, and (ii) interest payable at the Post-Default Rate shall be payable on demand.

(e) Maximum Amount. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Secured Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Secured Obligations exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof; provided, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Financing

Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Financing Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any Financing Document at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Secured Obligations and to the payment of interest. This provision shall control every other provision of the Financing Documents.

Section 3.03 Optional Prepayments.

(a) Term Loan. Other than as set forth in Section 3.03(b) or 3.04, the Term Loan may not be prepaid prior to the first anniversary of the Closing Date. On and after the first anniversary of the Closing Date, Borrower shall have the right to prepay some or all of the Term Loan, subject to the following: (1) any prepayment of the Term Loan made pursuant to this Section 3.03 shall be in increments of $500,000, unless the Term Loan is being paid in full, and (2) in connection with any prepayment of the Term Loan made pursuant to this Section 3.03(a), if such prepayment is made before March 29, 2012, Borrower shall pay to Lender a fee equal to 4% of the principal amount being prepaid (the “Prepayment Fee”). The Prepayment Fee shall be fully earned when paid.

(b) Using Proceeds of a Public Offering. The Borrower may, at its option, prepay the Term Loan in whole following the Closing Date using the proceeds of a Public Offering, provided that during the six months immediately following the Closing Date, the Borrower shall, in connection with any prepayment of the Term Loan made pursuant to this Section 3.03(b), pay to Lender a fee (the “Public Offering Make-Whole Amount”) equal to (1) 4% of the outstanding principal amount of the Term Loan being prepaid plus (2) an amount equal to six months of accrued interest (at the Term Loan Interest Rate) on the Term Loan less any interest previously paid in cash as of the date of such prepayment. The Public Offering Make-Whole Amount shall be fully earned when paid. Following a Public Offering, the Borrower may also prepay the Term Loan in part or in whole after the date that is six months following the Closing Date, in which case, in connection with such prepayment, the Borrower shall pay the Prepayment Fee in lieu of the Public Offering Make-Whole Amount.

Section 3.04 Mandatory Prepayments.

(a) [Reserved.]

(b) Asset Sales. Without limiting the obligation of the Borrower to obtain the consent of the Lender pursuant to Section 6.13 with respect to any Disposition not otherwise permitted under this Agreement, on or before three Business Days after the receipt of the

Net Available Proceeds from a Disposition, the Borrower will (i) deliver to the Lender a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, containing a statement of the amounts of the cash and non-cash portions of the Net Available Proceeds of such Disposition and (ii) prepay the Loan in an aggregate amount equal to 100% of the cash portion of the Net Available Proceeds of the Dispositions.

(c) Insurance Proceeds. On or before the date 120 days after the receipt by Borrower of the proceeds of any insurance, condemnation award or other compensation in respect of any Casualty Event (or upon such earlier date as such Borrower shall have determined not to repair or replace the property affected by the Casualty Event, the Borrower shall prepay the Loan in an aggregate amount equal to 100% of the Net Available Proceeds of such Casualty Event. Nothing in this paragraph shall be deemed to limit any obligation of any Borrower pursuant to any Financing Document to remit to a collateral or similar account maintained by the Lender the proceeds of any insurance, condemnation award or other compensation in respect of any Casualty Event. For the avoidance of doubt, no mandatory prepayment shall be due under this subsection (c) if the Borrower applies the proceeds of any insurance, condemnation award or other compensation in respect of the applicable Casualty Event to replace such loss on or before the date 120 days after the receipt by Borrower of such proceeds.

(d) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall forthwith prepay the Loan in full, together with accrued and unpaid interest thereon and all other amounts payable under this Agreement, including, without limitation, an amount equal to (1) the Prepayment Fee plus (2) in the event that the Loan is prepaid pursuant to this Section 3.04(d) on or before the first anniversary of the Closing Date, an amount equal to twelve months of accrued interest (at the Term Loan Interest Rate) on the Term Loan less any interest previously paid in cash as of the date of such prepayment (the “Change of Control Make-Whole Amount”).

No Prepayment Fee or Change of Control Make-Whole Amount shall be due and payable in connection with any mandatory prepayment required by Sections 3.04(b) or (c).

Section 3.05 Application. Except as otherwise provided in Section 8.05, prepayments pursuant to this Article III shall be applied as follows:

(a) First, to prepay the Term Loan; and

(b) Second, after the payment in full of the Term Loan, to prepay any and all remaining Secured Obligations; and

(c) Third, after the payment in full in cash of all Secured Obligations, the remainder (if any), to the Borrower or as a court of competent jurisdiction may direct.

Section 3.06 Notice of Prepayments. The Borrower shall notify the Lender by telephone, confirmed by facsimile, of any prepayment under this Article III not later than noon Toronto, Ontario time, one (1) Business Day before the proposed date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or part thereof to be prepaid and (for a mandatory prepayment) a reasonably detailed calculation of the amount of such prepayment. All prepayments shall be made together with accrued interest and amounts, if any, required by Section 3.03.

Section 3.07 Payments Generally.

(a) Payments by Borrower. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except to the extent otherwise provided herein or in any other Financing Document, Borrower shall make all payments of principal, interest and other amounts to be made by Borrower under the Financing Documents in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the Lender’s Account (except as otherwise expressly provided in this Agreement), prior to 1:00 p.m. Toronto, Ontario time on the date when due. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All amounts owing under any Financing Document are payable in U.S. dollars. Except to the extent otherwise provided herein, if any payment under any Financing Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest thereon shall be payable for the period of such extension.

ARTICLE IV.

SECURITY

Section 4.01 Security in favor of the Lender. As collateral security for the due and punctual payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, Borrower hereby pledges and grants to the Lender a lien on and continuing security interest in all of Borrower’s right, title and interest in and to all of the following property, whether now owned or existing or hereafter acquired or arising (all being collectively referred to herein as “Collateral”):

(i)	Investment Property;

(ii)	Goods;

(iii)	Equipment;

(iv)	Inventory;

(v)	Instruments (including, without limitation, promissory notes);

(vi)	Accounts;

(vii)	Documents;

(viii)	Chattel Paper (whether tangible or electronic);

(ix)	DDAs;

(x)	Fixtures;

(xi)	Letters-of-Credit, Letter-of-Credit Rights and Support Obligations;

(xii)	the Commercial Tort Claims set forth on Exhibit IV(xii) hereto;

(xiii)	General Intangibles (including, without limitation, payment intangibles and Intellectual Property Collateral (as defined below), but excluding insurance proceeds relating to cargo insurance and workers’ compensation);

(xiv)	all of Borrower’s other tangible and intangible personal property and fixtures (but none of its obligations with respect thereto) of every kind and nature; and

(xv)	any and all additions, accessions and attachments to any of the foregoing and any substitutions, replacements, proceeds (including, without limitation, insurance proceeds), products and supporting obligations of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder hereof attach to (A) any permit, lease, license, contract or other agreement held by any Borrower that validly prohibits the creation by Borrower of a Lien thereon, or any permit, lease, license, contract or other agreement held by Borrower to the extent that any applicable law prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not removed, terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406, 9-407, 9-408, or 9-409 thereof) or any other applicable law; or (B) any equipment owned by Borrower that is subject to a purchase money Lien or a Capital Lease Obligation permitted pursuant to the Credit Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease Obligation) prohibits the creation of any other Lien on such equipment, but only to the extent, and for so long as the Indebtedness secured by the applicable Lien or the applicable Capital Lease Obligation has not been repaid in full or the applicable prohibition has not otherwise been removed or terminated; provided, however, that any proceeds, substitutions or replacements of any property included in subclauses (A) and (B) above shall not be excluded (unless such proceeds, substitutions or replacements would itself constitute property excluded under subclause (A) or (B)).

Section 4.02 Control of Collateral. If from time to time any Collateral, including any proceeds or supporting obligations, consists of property or rights of any Borrower in which the perfection or priority of Lender’s security interest is dependent upon Lender’s gaining control of such Collateral, such Borrower shall immediately notify Lender and, at Lender’s request, deliver the appropriate Control Agreements or take such actions as may be necessary to give Lender control over such Collateral as provided in the UCC.

Section 4.03 Possession of Collateral. If from time to time any Collateral, including any proceeds, is evidenced by or consists of letters of credit, Instruments, Documents, Goods covered by Documents, Investment Property or Chattel Paper, and if perfection or priority of Lender’s security interest in such Collateral is dependent possession, the applicable Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Collateral to Lender.

Section 4.04 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that the Accounts, Chattel Paper, or General Intangibles have been assigned to Lender and/or that Lender has a security interest therein, or (b) collect the Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to the Borrower. At any time after the occurrence and during the continuation of an Event of Default, Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any Collections that it receives and immediately will deliver said Collections to Lender in their original form as received by such Borrower.

Section 4.05 Delivery of Additional Documentation Required. At any time upon the written request of Lender, Borrower shall execute and deliver to Lender, any and all financing statements (including, without limitation, any amendments thereto and any “in lieu” continuation statements), security agreements, pledges, assignments, endorsements of certificates of title, bailee acknowledgments and all other documents (the “Additional Documents”) that Lender may reasonably request, each in form and substance reasonably satisfactory to Lender, to perfect and continue perfected or to better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Lender in any real property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Financing Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in the Borrower’s name and authorize Lender to file such executed Additional Documents in any appropriate filing office. Without limiting the foregoing, Borrower shall (a) give the Lender prompt written notice of any Commercial Tort Claim of a Borrower not specifically identified herein which has a value in excess of $100,000 and any Letter of Credit Right of any Borrower. Borrower shall grant to the Lender a security interest in any such Commercial Tort Claim or Letter of Credit Right and the proceeds thereof, and (b) on such periodic basis as Lender shall reasonably require, (i) provide Lender with a report of all new patentable, copyrightable or trademarkable materials acquired or generated by any Borrower during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by any Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of a Borrower’s ownership thereof, (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights and trademarks as being subject to the security interests created thereunder, and (iv) execute and deliver to Lender at Lender’s request patent, trademark or copyright security agreements with respect to such patents, trademarks or copyrights for filing with the appropriate filing office.

Section 4.06 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if any Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.05, sign the name of such

Borrower on any of the documents described in Section 4.05, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligations to extend credit hereunder are terminated.

Section 4.07 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, at reasonable times and upon reasonable notice, during business hours, to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Lender shall provide the Borrower with copies of all final appraisals and final reports produced in connection with such inspections and appraisals. Without limiting the generality of the foregoing:

(a) Lender may from time to time obtain or conduct (in all events, at Borrower’s expense) appraisals conducted by such appraisers as are satisfactory to Lender; provided, that so long as no Event of Default has occurred and be continuing (in which case the following limitations shall be inapplicable), Borrower shall only be responsible for the expenses of such appraisals one (1) time during each fiscal year; and

(b) Lender may from time to time conduct commercial finance audits of Borrower’s Books. Borrower shall pay to Lender audit fees in connection with each such audit in an amount equal to Lender’s customary per diem charges therefore plus usual and customary out-of-pocket expenses for internal auditors, and the reasonable usual and customary fees and charges (including out-of-pocket expenses) of external auditors; provided, that so long as no Event of Default has occurred and be continuing (in which case the following limitations shall be inapplicable), Borrower shall only be responsible for the expenses of such audits one (1) time during each fiscal year.

Section 4.08 Control Agreements. The Borrower agrees that it will not transfer assets out of any Securities Accounts, unless each of any Borrower, Lender, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby following the expiry of any cure period with respect to such Default or Event of Default and remit the proceeds thereof to the Lender.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Borrower represents, warrants and covenants to and with the Purchaser that:

Section 5.01 Incorporation and Status. Each of the Borrower and its Subsidiaries is duly incorporated and organized, and is validly existing under its jurisdiction of organization. Each of the Borrower and its Subsidiaries is duly registered, licensed or qualified as an foreign corporation, and is up to date in the filing of all corporate and similar returns under the laws of those jurisdictions where it operates and where failure to be so registered, licensed, qualified or up to date would have a Material Adverse Effect on it.

Section 5.02 Subsidiaries. All of the Borrower’s Subsidiaries are set forth on Schedule 5.02. Each of the Subsidiaries is, directly or indirectly, wholly-owned by the Borrower.

Section 5.03 Corporate Power and Due Authorization. The Borrower has the corporate power and capacity to enter into, and to perform its obligations under this Agreement and the Financing Documents. Each of this Agreement and the Financing Documents has been duly authorized, executed and delivered by the Borrower (including, without limitation, receipt of all requisite director and shareholder approvals) and is a valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

Section 5.04 Business of the Borrower. Each of the Borrower and its Subsidiaries has the corporate power and capacity to own, lease or license its assets and to carry on its business. The Borrower’s domicile and principal place of business and the place where it keeps its books and records and personal property is located in Framingham, Massachusetts.

Section 5.05 No Contravention. Neither the entering into and performing under this Agreement or the Financing Documents or the performance by the Borrower of any of its other obligations hereunder or thereunder will contravene, breach, result in any default or result in any acceleration, bonus or benefit to any other party under the articles, by-laws, articles of incorporation or other organizational documents of the Borrower or under any mortgage, lease, license agreement, contract, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound.

Section 5.06 Not Insolvent. The fair value of the property of the Company and its affiliates is greater than the amount of the Company’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code. The present fair salable value of the property of the Company and its affiliates in an orderly liquidation of the Company and its affiliates is not less than the amount that will be required to pay the probable liability of the Company and its affiliates (to the extent the Company has liability for any debts of any such affiliate) on their respective debts as they become absolute and matured. The Company is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business. The Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature. The Company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Company’s property would constitute unreasonably small capital. None of the Borrower, any creditor of the Borrower or any other Person has instituted any proceeding or taken any corporate action or executed any agreement in connection with the commencement of any proceeding:

(i)	seeking to adjudicate the Borrower or any Subsidiary a bankrupt or insolvent;

(ii)	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Borrower or any material part of its property or debt, or making a proposal with respect to the Borrower under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii)	seeking appointment of a receiver, trustee, agent, custodian or other similar official for the Borrower or for any material part of its properties and assets.

Section 5.07 Approvals and Consents. Other than as set forth on Schedule 5.07, no authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other person is required in connection with the execution, delivery or performance and compliance with the terms of this Agreement and the Financing Documents nor will such performance and compliance contravene any statute, rule or regulation binding on the Borrower.

Section 5.08 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower, any Guarantor or any Subsidiary thereof that is not subject to United States law (a “Foreign Plan”):

(a)	any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(b)	the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(c) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.09 As to Certain Contracts In and Out of the Ordinary Course. Neither the Borrower nor any of its Subsidiaries is a party to nor is bound by any contract, agreement or commitment that materially adversely affects or could reasonably be expected to materially adversely affect the Borrower’s business or its financial condition or any of its assets. Additionally, since December 31, 2009, neither the Borrower nor any Subsidiary has (except as set forth on Schedule 5.09:

(i)	other than in the ordinary course and consistent with past practices of the Borrower, sold, transferred or otherwise disposed of, or created, assumed or permitted any encumbrance on or in respect of, its property or assets or any part thereof;

(ii)	incurred, assumed or become subject to any material liability except in the ordinary course of business;

(iii)	amended its articles, by-laws or other governing documents other than changing the applicable corporation’s name; and

(iv)	conducted its business, in all material respects, other than in the ordinary course;

(v)	cancelled or released any debts or claims or waived or surrendered any rights which, in the aggregate, are material; or

(vi)	except as described in the Borrower’s financial statements, made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings, profits and losses are ascertained.

Section 5.10 No Default Under Agreements. None of the Borrower or the Subsidiaries is in default or breach under any term or provision of its organizational documents, by-laws or resolutions or of any contract, agreement, lease or other instrument to which it is a party which default or breach has had or could reasonably be expected to have a Material Adverse Effect on the Borrower taken as a whole, there exists no state of facts that after notice or the passage of time, or both, would constitute such a default or breach, all such contracts, agreements, leases and other instruments are now in good standing in all material respects, and the Borrower or its Subsidiary, as the case may be, is entitled to all benefits, rights and privileges thereunder.

Section 5.11 Title to Assets. The Borrower and its Subsidiaries are the absolute beneficial owners of and have good and marketable title, free of all charges except for Permitted Encumbrances, to all the material assets owned by them and used in connection with the Borrower’s business.

Section 5.12 Financial Matters. Each of the (a) audited consolidated financial statements (as restated) of the Borrower and notes thereto as at and for the period ended December 31, 2008 and (b) unaudited consolidated financial statements of the Borrower and notes thereto as at and for the period ended September 30, 2009 present fairly in all material respects the consolidated financial position of the Borrower as at the dates indicated and the results of its operations and changes in its financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Borrower as of the dates thereof and such financial statements have been prepared in conformity with GAAP applied, except as otherwise stated therein, on a consistent basis. Other than as set forth on Schedule 5.12 hereof, since September 30, 2009, there has been no material adverse change in the business, operations, or condition of the Borrower, financial or otherwise.

Section 5.13 Commercial Relationships. Each of the Borrower and its Subsidiaries is in compliance with all material obligations under or related to its relationships with its three largest suppliers and ten largest customers by revenue for the year ended December 31, 2009, and none of such parties has terminated, significantly reduced or communicated any intention to terminate or significantly reduce its relationship with the Borrower or its Subsidiaries.

Section 5.14 Environmental Matters. Except as set forth on Schedule 5.14, none of Borrower’s or its Subsidiaries’ assets has ever been used by any Borrower or Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by any Borrower, and (d) no Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment. As used herein, “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Section 5.15 Assets in Good Condition. All the material physical assets of the Borrower and the Subsidiaries are in good operating condition and in a state of good maintenance and repair subject to the usual wear and tear for assets of that age.

Section 5.16 Licenses and Agreements. Each of the material licenses and agreements to which the Borrower and the Subsidiaries are a party is in good standing and in full force and effect, and neither the Borrower nor any of the Subsidiaries nor, to the best of the knowledge, information and belief of the Borrower, any other party thereto, is in breach of any material covenants, conditions or obligations contained therein.

Section 5.17 Tax Matters. Borrower and each of its Subsidiaries has filed all federal, state and other income Tax returns which are required to be filed, and has paid all Taxes as shown on said returns, as well as all other Taxes to the extent that they have become due. All Tax liabilities of Borrower are adequately provided for on Borrower’s books, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified Borrower or any Subsidiary of any deficiency in any federal, state and other income Tax returns.

Section 5.18 Insurance. All physical assets of the Borrower and the Subsidiaries are covered by insurance which is with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. The Borrower is not in default with respect to any of the material provisions contained in any current insurance policy nor has it failed to give any notice or pay any premium or present any unsettled claim under any current insurance policy in a due and timely fashion.

Section 5.19 Intellectual Property. Borrower exclusively owns or has valid licenses to all Intellectual Property necessary to conduct its business as presently conducted (i) without any conflict with, or infringement of, the Intellectual Property or other rights (other than patent rights) of other Persons, and (ii) without any known conflict with or infringement of any patent rights of other Persons. Schedule 5.19 sets forth a complete and accurate list of all patents and patent applications, trademark registrations and applications therefor, registered copyrights and domain names, in the United States and all foreign jurisdictions, that are owned by Borrower. To Borrower’s knowledge, no product or service marketed or sold (or currently proposed to be marketed or sold) by the Borrower, and no conduct of Borrower in the course of conducting its business as presently conducted, violates any license or infringes any Intellectual Property rights of any other Person. Other than with respect to commercially available software products under standard end-user object code license agreements, the Dell License, the Cisco License, the Bull License and non-exclusive licenses to Borrower’s Intellectual Property granted in the ordinary course of business, to Borrower’s knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned by the Borrower. The Borrower has not received any communications alleging that the Borrower has violated or infringed or, by conducting its business, would violate or infringe any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary or Intellectual Property rights or processes of any other Person. The Borrower has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Borrower’s business. It is not and will not be necessary to use any Intellectual Property of any of Borrower’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by, or performance of services for, the Borrower other than inventions that have been validly and irrevocably assigned in writing to the Borrower or a Subsidiary. Each employee and consultant has validly and irrevocably assigned to the Borrower or a Subsidiary in writing all Intellectual Property rights he or she owns that were developed by such employee or consultant: (1) within the scope of his or her employment or in connection with his or her performance of services for the Borrower and (2) that are necessary for Borrower’s business as now conducted and/or as presently proposed to be conducted, regardless of whether such Intellectual Property rights were developed during or prior to such employee or consultant’s employment or performance of services for the Borrower or a Subsidiary. The Borrower has not embedded or used any open source, copyleft or community source code (including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement) in any of its products or in the development of such products, or in the conduct of the Borrower’s business, in such a way that would require Borrower to (i) make or permit any disclosure or to make available any source code for its (or any of its licensors’) proprietary software, (ii) distribute or make available any of the Borrower’s or its licensors’ proprietary software or Intellectual Property without charge (or to permit any such distribution or availability), or (iii) make Borrower’s or Borrower’s licensors’ proprietary software licensable for the purpose of making derivative works.

Section 5.20 Permits, Registrations and Elections. The Borrower and the Subsidiaries hold all permits, licenses, approvals, consents, authorizations, registrations, certificates and franchises of governmental agencies or regulatory bodies required to own its properties and assets and to carry on its business (collectively, the “Permits”) except where the failure to hold such Permits would not have a Material Adverse Effect on the Borrower. All the Permits are in full force and effect; the Borrower and the Subsidiaries are in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings in progress, pending or, to the best of the knowledge, information and belief of the Borrower, after due inquiry, threatened that may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor, to the best of the knowledge, information and belief of the Borrower, after due inquiry, are there any facts upon which proceedings could reasonably be based.

Section 5.21 Compliance with Laws and Litigation.

(a) The Borrower and each of its Subsidiaries is conducting its business in compliance with all applicable Laws of each jurisdiction in which its business is carried on, except where the failure to be in such compliance would not have a Material Adverse Effect on the Borrower;

(b) There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or enquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively, “Proceedings”) against or involving the Borrower, its Subsidiaries or any of their officers or directors (whether in progress, pending or, to the best of the knowledge, information and belief of the Borrower, threatened); to the knowledge of the Borrower, no event has occurred that might give rise to any Proceedings and the Borrower is not aware of any existing grounds on which such Proceedings might be commenced and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Borrower, officers, directors or its Subsidiaries.

Section 5.22 Material Facts Disclosed. None of the statements, documents, certificates or other items prepared or supplied by the Borrower with respect to the transactions contemplated hereby contains an untrue statement of a material fact, or fails to disclose a fact that is necessary to be made in order for any material statement not to be misleading.

Section 5.23 No Rights to Acquire Assets. No person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of any assets of the Borrower or the Subsidiaries that would cause a Material Adverse Effect or materially impair the Lender’s rights with respect to the Collateral or under the Financing Agreements.

Section 5.24 Indebtedness. The Borrower has no Indebtedness other than Permitted Indebtedness. Neither the Borrower nor any of its Subsidiaries has any other direct or contingent Indebtedness other than Permitted Indebtedness.

Section 5.25 Title to Assets. Borrower has good and indefeasible title all of its Property, including, without limitation, the Collateral, free and clear of Liens except for Permitted Encumbrances.

Section 5.26 Location of Assets. There is no location at which the Borrower or any Subsidiary has any assets (except for inventory or products in transit) other than those locations listed on Schedule 5.26. Schedule 5.26 contains a true, correct and complete list, as of the date hereof, of each place of business of the Borrower and each Subsidiary and the chief executive office of the Borrower and each Subsidiary.

Section 5.27 Predecessors. Schedule 5.27 contains a list of all corporations, predecessors, subsidiaries and other legal entities (a) which have been wound up into or amalgamated with the Borrower or (b) from which Borrower has purchased material assets during the past five (5) years.

Section 5.28 Minute Books. The minute books, stock certificate books and stock transfer ledgers of the Borrower and its Subsidiaries are true, correct, complete and up-to-date and contain the minutes of all meetings, and all resolutions, of the board of directors thereof (and all committees thereof) and shareholders thereof, except that minutes of the most recent meeting of the directors may not be included or may be included in such minute books in draft form.

Section 5.29 Use of Proceeds; Margin Stock. The proceeds of the Loan will be used solely as provided in this Agreement, and none of such proceeds will be used (i) for the purpose of purchasing or carrying any “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220, 221 and 224), (ii) for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry a “margin stock,” or (iii) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulations T, U or X. Borrower is not engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock.” Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Financing Documents to violate Regulations T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

Section 5.30 Accounts. Schedule 5.30 lists, as of the Closing Date, all banks and other financial institutions at which Borrower maintains DDAs, and such Schedule correctly identifies the name and address of each depository, the name in which such account is held, a description of the purpose of the account and the complete account number of such account. Account number 1892029461 maintained at Comerica Bank contains solely cash collateral in support of those letters of credit issued by Comerica Bank on behalf of the Borrower.

Section 5.31 Liens. This Agreement is effective to create in favor of the Lender legal, valid and enforceable Liens on, and security interests in, all of the Collateral, and all necessary and appropriate recordings and filings have been made in all necessary and appropriate public offices (including the offices specified on the Perfection Certificate), and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on and security interest in all right, title, estate and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens and subject to no other Liens, other than Permitted Encumbrances; provided that with respect to any Collateral that consists of Intellectual Property (the “Intellectual Property Collateral”), (A) the Liens created by this Agreement in the Intellectual Property Collateral shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder, subject to no Liens other than Permitted Encumbrances, only if and to the extent such perfection may be achieved by filing UCC financing statements and the Patent and Trademark Security Agreements (or short forms thereof) in the USPTO, (B) subsequent filings in the USPTO, as applicable, may be necessary to perfect any security interest in any such Intellectual Property Collateral acquired or otherwise owned by any Obligor after the date hereof and (C) the taking of actions outside the United States may be required in order to perfect the Lien on any Intellectual Property Collateral which is protected under non-U.S. law.

Section 5.32 Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

All provisions contained herein which are qualified by or require any Person or entity to make a determination or assessment of any event or circumstance or other matter to its knowledge shall be a reference to the knowledge of such Person or entity or knowledge which such Person or entity should reasonably be expected to have. The Lender will be entitled to rely on the representations and warranties of the Borrower contained in this Agreement notwithstanding any investigation which the Lender may undertake or which may be undertaken on the Lender’s behalf.

ARTICLE VI.

COVENANTS OF THE CORPORATION

Section 6.01 General Covenants.

For as long as this Agreement remains outstanding, the Borrower declares, covenants and agrees as follows:

Section 6.02 Use of Proceeds. The Borrower shall only use the aggregate principal amount of this Agreement to refinance the LRG Indebtedness existing on the Closing Date, for working capital and for general corporate purposes.

Section 6.03 To Pay Principal and Interest; Secured Obligations. The Borrower will duly and punctually pay the Secured Obligations, including, without limitation, the principal and interest accrued on the Loan at the time and in the manner specified herein and the Borrower will duly observe and perform all of the terms and covenants contained in this Agreement and every covenant and undertaking hereafter given by the Borrower to the Lender.

Section 6.04 Lender Expenses. The Borrower shall pay all Lender Expenses on demand.

Section 6.05 Maintain Corporate Existence. The Borrower shall (and shall cause its Subsidiaries to) maintain its corporate existence, carry on and conduct its business in a proper and business-like manner, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all applicable Laws. The Borrower shall also forthwith notify the Lender in writing of the dissolution or wind-up of any existing Subsidiary or the creation of any new Subsidiary after the date hereof.

Section 6.06 Delivery of Collateral and Perfection. The Borrower shall (and shall cause its Subsidiaries to) take such actions at the sole cost and expense of the Borrower, as may be required or desirable and as requested by the Lender, to preserve, protect or perfect the security interests to be created with respect to the Collateral.

Section 6.07 No Encumbrances. Neither the Borrower nor its Subsidiaries shall create, assume or suffer to exist any Lien (other than Permitted Encumbrances), including, without limitation, any agreement to give any of the foregoing or any conditional sale or other title retention agreement, upon all or any part of the Collateral. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests on and claims in respect of the Collateral other than the security interests created by this Agreement and Permitted Encumbrances, and the Borrower will defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons.

Section 6.08 Operating Leases. None of the Borrower or any of its Subsidiaries will enter into or maintain operating leases (other than real property leases) such that the aggregate annual expenditure on such operating leases would be greater than $3,000,000, except for automobile leases provided by the Borrower to certain of its foreign service providers, which automobile leases shall not exceed NIS 5,000,000.

Section 6.09 Insurance. The Borrower shall (and shall cause its Subsidiaries to) insure and keep insured its properties as customarily insured by companies carrying on a similar business in similar locations, or owning or operating similar properties, against all risks, including but not limited to, business interruption and product liability, with the Lender being named as a first loss payee on all such insurance and an additional insured.

Section 6.10 Transactions with Affiliates. The Borrower shall (and shall cause its Subsidiaries to) not enter into any transaction with any officer, director, employee, shareholder or any Person not dealing at arm’s length or any Affiliate of any of the foregoing (specifically excluding any employment or option agreement or intercompany indebtedness or transactions between a Subsidiary and the Borrower) unless such transaction is on terms no less favorable to the Borrower or such Subsidiary than would be obtainable in an arm’s length transaction.

Section 6.11 Material Agreement. The Borrower shall observe each term, covenant and agreement contained in this Agreement and each of the other Financing Documents and each of the Dell, Cisco and Bull Licenses (collectively, the “Material Agreements”).

Section 6.12 Reporting; Observer Status.

(a) The Borrower shall prepare and provide to the Lender:

(i) monthly unaudited financial statements within forty-five (45) days of the end of the relevant month (including, without limitation, the last month of any fiscal quarter), all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP),

(ii) quarterly unaudited financial statements within sixty (60) days of the end of the relevant fiscal quarter (including, without limitation, the last quarter of any fiscal year) all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP),

(iii) annual unaudited financial statements within ninety (90) days after the end of the relevant fiscal year all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP), and

(iv) audited annual financial statements as soon as available and in no case later than the day upon which such audited financial statements are provided to the shareholders of the Borrower prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

Each of the foregoing shall be accompanied by a written description of recent events, and a brief written description of the business prospects of the Borrower. All financial statements shall be accompanied by a certificate of the Chief Executive Officer or Chief

Financial Officer to the effect that the statements are prepared in accordance with GAAP (consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment) and all statutory withholdings have been properly made and there is no default under any of the Material Agreements. Additionally, if the Borrower undertakes any reporting requirements to any other lender or under any other borrowing arrangement or to any insurer, the Lender shall also contemporaneously receive copies of all reporting materials delivered to any such party, and with respect to insurers, the Borrower shall contemporaneously with delivery to any such insurer, provide the Lender with copies of any and all written notices of defaults or other similar material adverse events, including any event or thing which would negatively affect any insurance coverage and any event or thing which could give rise to a right of termination under any Material Agreement.

(b) For as long as the Secured Obligations are outstanding, the Lender shall have the right to designate one individual to attend and observe any regular or special meeting of the Borrower’s board of directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information obtained pursuant to this Section 6.12(b); and provided, further, that the Borrower reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could affect any evidentiary privilege between the Borrower and its attorney(s). Lender agrees to execute a non disclosure agreement in the form attached hereto as Exhibit B.

(c) The covenants set forth in Section 6.12(a) and Section 6.12(b) shall terminate and be of no further force and effect upon the earlier to occur of (i) the creation of a Public Market or (ii) when the Borrower first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, whichever event shall first occur.

(d) Without limiting the foregoing, at any time after the creation of a Public Market Borrower will also deliver to Lender: (i) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto; and (ii) promptly, and in any event within five Business Days after receipt thereof by the Borrower, any Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof.

Section 6.13 Negative Covenants. Without the prior written consent of the Lender, the Borrower shall not and shall cause its Subsidiaries to not:

(a) incur, issue or make any request for or permit to exist Indebtedness, except for the Permitted Indebtedness;

(b) grant or permit the existence of any security for Indebtedness other than the Permitted Encumbrances;

(c) sell, lease, exclusively license or transfer or dispose of material assets (including Intellectual Property) pursuant to any transaction outside of the ordinary course of Borrower’s business;

(d) wind up or liquidate the Borrower;

(e) unless approved by the Lender, acting reasonably, merge, amalgamate, or enter into another form of business combination or reorganization (including any joint venture or partnership requiring the creation of a separate legal entity), provided that any Subsidiary may merge into Borrower and any Subsidiary may merge with any other Subsidiary;

(f) make any payment of any dividend and/or other distribution to any shareholder of the Borrower, other than payment of director’s fees, salaries, bonuses, commissions and any payments of a similar nature in the ordinary course of business and consistent with the Borrower’s past practice and existing agreements as of the Closing Date;

(g) create, acquire or permit to exist any direct or indirect Subsidiary that has not, on or before the date of acquisition of such Subsidiary (or, in the case of a foreign Subsidiary, within fifteen (15) days after the date of acquisition of such Subsidiary), delivered to the Lender a guaranty and general security agreement (or the equivalent) and such other agreements as the Lender may reasonably request to the benefit of the Lender;

(h) purchase or acquire the assets of any Person by any means whatsoever, if, prior to or after giving effect to such purchase or acquisition, Borrower is or would be in default of any of the financial covenants set forth in Section 6.20;

(i) purchase or acquire the stock or assets of Login Consultants International B.V. (and/or its wholly owned subsidiary, Login Consultants Holding B.V.) unless (a) if such acquisition is consummated prior to the creation of a Public Market, such acquisition is financed solely using the proceeds of the Sigma Loan (which proceeds shall not exceed $6,000,000) and (b) prior to and after giving effect to such acquisition, Borrower is and will be in compliance with all of the financial covenants set forth in Section 6.20;

(j) make any prepayment of any Indebtedness that is subordinate to or pari passu with the Secured Obligations; provided, however, that (1) the Borrower may prepay all or part of the Sigma Loan on the first anniversary of the date upon which the Borrower receives the proceeds of the Sigma Loan, but only if (x) the Borrower’s EBITDA for the Trailing Twelve Month Period ending immediately prior to such prepayment is equal to or greater than $6,000,000, and (y) prior to and after giving effect to such prepayment, Borrower is and will be in compliance with each of the financial covenants set forth in Section 6.20; and (2) the Borrower may prepay the Subsidiary Shareholder Loans so long as, prior to and after giving effect to such prepayment, Borrower is and will be in compliance with each of the financial covenants set forth in Section 6.20;

(k) (i) continue the Borrower into a jurisdiction in which the Borrower is not currently organized or (ii) incorporate or establish any Subsidiary, in either case in a manner which may prejudice the Lender or could reasonably be expected to result in a Material Adverse Effect on the Lender’s Liens and the priority thereof or the assets, business, operations or prospects of the Borrower or any Subsidiaries;

(l) make any amendment to (i) its articles or by-laws (unless such amendment, in the Lender’s reasonable discretion, does not have a Material Adverse Effect) or (ii) the nature of its business;

(m) provide or permit a guarantee in respect of the obligations of any Person;

(n) permit a Change of Control, unless, contemporaneously with such Change of Control, the Secured Obligations are prepaid in full in accordance with Section 3.04(d);

(o) make or incur any capital expenditures in any fiscal year in the aggregate in an amount which exceeds the Budget by greater than 10%, unless approved by the Board of Directors of the Borrower;

(p) entering into any instrument, contract, document or agreement which prohibits the granting of any Lien or assignment by way of security in the assets of the Borrower or any Subsidiary (including a Lien in such instrument, contract, document or agreement);

(q) maintain cash in Account Number 1892029461 at Comerica Bank in an amount in excess of the face amount of all then outstanding letters of credit issued by Comerica Bank on behalf of the Borrower;

(r) cause or permit GlassHouse Switzerland to provide a guarantee in respect of the obligations of any Person, including, without limitation, the Borrower or any of its Affiliates or Subsidiaries;

(s) transfer any proceeds of the Loan to GlassHouse Switzerland;

(t) (i) cause or permit GlassHouse Technologies GmbH, a company organized under the laws of Germany (“GlassHouse Germany”), or The Storage Group, Inc., a California corporation (“The Storage Group”), to own or possess any assets, or (ii) transfer any proceeds of the Loan to GlassHouse Germany or The Storage Group; or

(u) agree or otherwise commit to take any action described in paragraphs (a) through (t) above.

For purposes of clarity, each of the Lender and the Borrower agree that the Borrower is expressly permitted to make further investments in its Subsidiaries to the extent required to fund the operations of such entities and that the negative covenants set forth in this Section 6.13 shall not be construed to require the Lender’s consent to do so or otherwise impair the Borrower’s ability to fund the operations of its Subsidiaries.

Section 6.14 Further Documentation. The Borrower will (and will cause its Subsidiaries to) from time to time at its expense promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Lender may reasonably request for the purpose of preserving the Collateral, and full benefits of, and the rights and powers granted by, the Financing Documents and the Liens granted to the Lender therein (including the filing of any financing statements or financing change statements under any applicable legislation, application for the registration or an application for the registration of a rectification with respect to the Collateral and including any steps required to register security on owned real property if necessary).

Section 6.15 Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender and its officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, Environmental Claims, proceedings, and damages (excluding consequential damages), and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Financing Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Financing Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 6.15 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Secured Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

Section 6.16 Maintenance of Records. The Borrower will keep and maintain accurate and complete records of the Collateral.

Section 6.17 Limitations on Dispositions of Collateral. Other than in the ordinary course of business, the Borrower will not, and will cause its Subsidiaries not to, without the Lender’s prior written consent, sell, lease, exclusively license or otherwise dispose of any of the Collateral, except that (a) Borrower may grant non-exclusive licenses to its Intellectual Property in the ordinary course of business; (b) inventory may be sold, leased or otherwise disposed of, (c) equipment that is obsolete or requires replacement may be replaced provided it meets any conditions hereunder with respect to capital expenditures and as contemplated and approved in the Borrower’s annual Budget, and (d) accounts may be collected, all in the ordinary course of business and consistent with past practice. After and during the continuance of any Event of Default, all proceeds of the Collateral (including all amounts received in respect of accounts receivable), whether or not arising in the ordinary course of the Borrower’s business, shall be, and shall be deemed to be, held separate and apart and received by the Borrower as trustee and agent of the Lender and will be immediately paid over to the Lender.

Section 6.18 Notices. Promptly upon becoming aware of same, the Borrower shall provide prompt written notice to the Lender in accordance with Section 9.06, of (i) any Lien (other than the security interests created by this Agreement and Permitted Encumbrances) on, or claim asserted against, any of the Collateral, (ii) the occurrence of any event, claim or occurrence that is or could reasonably be expected to have a Material Adverse Effect on the operations or property of the Borrower or the secured position or value of the Collateral, (iii) any change in the location of the chief executive office of the Borrower or any Subsidiaries, (iv) any change in the location of any of the corporeal or tangible material Collateral (including additional locations), and (v) any material loss of or damage to any of the Collateral.

Section 6.19 Limitations on Modifications, Waivers, Extensions. Other than in the ordinary course of business, the Borrower will not, and will cause its Subsidiaries not to, (i) amend, modify, terminate or waive any provision of any permit, contract or any agreement giving rise to an account in any manner which is or could reasonably be expected have a Material Adverse Effect on the Lender’s Liens or the assets, business, operations or prospects of the Borrower and the Subsidiaries, or (ii) fail to exercise promptly and diligently its rights under each permit, contract and agreement giving rise to an account if such failure is or could reasonably be expected to have a Material Adverse Effect on the Lender’s secured portion or the assets, business, operations or prospects of the Borrower and the Subsidiaries.

Section 6.20 Financial Covenants. So long as any Secured Obligations remain outstanding hereunder, the Borrower shall:

(a) maintain, for each Trailing Twelve Month Period set forth below, measured and calculated as of the last day of such Trailing Twelve Month Period, net revenue (determined in accordance with GAAP) in an amount equal to or greater than the amount set forth below with respect to such period:

Trailing Twelve Month Period Ending On:	Minimum Net Revenue:

June 30, 2010	$85,000,000

September 30, 2010	$90,000,000

December 31, 2010	$97,000,000

March 31, 2011	$97,000,000

June 30, 2011	$100,000,000

September 30, 2011	$105,000,000

December 31, 2011, and each Trailing Twelve Month Period ending on the last day of each fiscal quarter thereafter	$110,000,000

(b) maintain, for each Trailing Twelve Month Period set forth below, measured and calculated as of the last day of such Trailing Twelve Month Period, EBITDA in an amount equal to or greater than the amount set forth below with respect to such period:

Trailing Twelve Month Period Ending On:	Minimum EBITDA:

June 30, 2010	$1,000,000

September 30, 2010	$2,000,000

December 31, 2010	$4,000,000

March 31, 2011	$4,000,000

June 30, 2011	$4,500,000

September 30, 2011	$5,000,000

December 31, 2011, and each Trailing Twelve Month Period ending on the last day of each fiscal quarter thereafter	$5,500,000

(c) maintain, as of the end of each calendar month, Liquidity in an amount greater than $15,000,000. As used herein, “Liquidity” means the sum of (x) cash on hand (excluding any restricted cash) plus (y) Accounts Receivable that are aged less than 90 days less (z) the aggregate amount of the Revolving Credit Facilities (excluding an amount equal to cash that is restricted or guaranteed in respect of any revolving loans or borrowing that was excluded from cash on hand under clause (x)).

Section 6.21 Certificate of Compliance. The Borrower covenants that on a quarterly basis, the Borrower shall furnish to the Lender a current certificate of a senior officer of the Borrower stating that the representations and warranties contained herein are true and correct as of the date of the certificate with the same force and effect as if such representations and warranties had been made on and as of such time except for such representations and warranties stated to be true as of a specific date (other than those representations and warranties set forth in Sections 5.04. 5.05, 5.07, 5.20, 5.27, 5.28, 5.29 and 5.30), the Borrower and its Subsidiaries have complied with all covenants, conditions and other requirements contained in any document, instrument or agreement executed and delivered by any of them to the Lender and there has not occurred any Event of Default or non-compliance with any covenant, condition or other requirement contained in the Financing Documents and any other document, instrument or agreement (including any Material Agreement) which would constitute an Event of Default or event which with the giving of notice or the lapse of time or both or, if such is not the case, specifying the representation or warranty which is not true or correct or the covenant, condition or other requirement which has not been complied with and giving particulars of such representation or warranty or non-compliance and the action, if any, the Borrower or any of its Subsidiaries proposes to take with respect thereto.

Section 6.22 Guaranties. Borrower shall cause the Guarantors to execute and deliver to Lender the Guaranties and related security agreements (or applicable documents). Each of Borrower and Lender agree that, upon the completion of a Public Offering resulting in the receipt by the Borrower of gross proceeds equal to or greater than $60,000,000, Lender shall release each of the Guarantors from their respective obligations under the Guaranties and related security agreements and shall amend the Pledge Agreement and the collateral description in Section 4.01 hereof and in the financing statements filed in favor of Lender pursuant hereto so that the stock of the Guarantors’ pledged by Borrower as security for the Security Obligations is equal to 65% of all outstanding equity of each of the Guarantors; provided, however, that, upon the occurrence of an Event of Default, Borrower shall cause each of the Guarantors to execute and deliver to the Lender a guaranty and security agreement in the same form as the applicable Guaranties and related security agreements.

ARTICLE VII.

CONDITIONS; TERM OF AGREEMENT.

Section 7.01 Conditions Precedent to the Term Loan.

The obligation of the Lender to make the Term Loan is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a) the Closing Date shall occur on or before March 31, 2010;

(b) Lender shall have filed all financing statements and recorded, filed and registered such other documents necessary for Lender to perfect Lender’s Lien in the Collateral and shall have received confirmation of such filings, recordings and registrations; provided, however, that the perfection of the Lender’s Liens in the Collateral of the Subsidiaries shall occur within thirty (30) days after the Closing Date and the Borrower shall take all commercially reasonable action to assist the Lender with the perfection of such Liens.

(c) Lender shall have received this Agreement and each of Financing Documents, in form and substance satisfactory to Lender in its sole discretion, duly executed, and each such document shall be in full force and effect, and no Default or Event of Default shall exist as of the execution of such documents;

(d) Lender shall have received the Closing Fee (which fee shall be payable from the proceeds of the Term Loan);

(e) Lender shall have received evidence, in form and substance satisfactory to Lender, that (i) the LRG Loan Agreement and related loan documents have been, or concurrently with the Closing Date are being, terminated, (ii) the LRG Indebtedness has been, or concurrently with the Closing Date is being, paid in full or converted into equity, and (iii) all Liens securing obligations under the LRG Loan Agreement and related loan documents have been, or concurrently with the Closing Date are being, released;

(f) Lender shall have received Collateral Access Agreements from such Persons, if any, as Lender shall designate in its sole discretion;

(g) Lender shall have received a certificate from the Secretary of Borrower attesting to (i) the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Financing Documents, (ii) Borrower’s Governing Documents and (iii) incumbency of officers;

(h) Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(i) Lender shall have received the Budget, together with a combined balance sheet of the Borrower, effective as of the Closing Date;

(j) Lender shall have received such opinion(s) of Borrower’s counsel in form and substance satisfactory to Lender as Lender may reasonably request;

(k) Borrower shall have received all licenses, approvals, consents or evidence of other actions required by any Person in connection with the execution and delivery by Borrower of this Agreement or any other Financing Document or with the consummation of the transactions contemplated hereby and thereby;

(l) Lender shall have received one or more certificates of insurance, together with the endorsements thereto, as are required by Section 6.09, the form and substance of which shall be satisfactory to Lender;

(m) No action, suit, investigation, litigation or proceeding before any arbitrator or Tribunal that could reasonably be expected to have a Material Adverse Effect if adversely determined shall be pending or threatened against Borrower;

(n) Lender shall have completed its business, legal, and collateral due diligence, the results of which shall be satisfactory to Lender in its sole discretion;

(o) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement; and

(p) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

(q) the representations and warranties contained in this Agreement and the other Financing Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(r) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

(s) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Tribunal against Borrower, Lender, or any of their Affiliates.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01 Events of Default.

Any of the following shall constitute an Event of Default under this Agreement:

(a) failure by the Borrower or any Guarantor to pay in cash all or any part of the Secured Obligations (including, without limitation, principal and interest payments due hereunder) when due and payable and such failure continues for five (5) days;

(b) the Borrower ceases or indicates to the Lender or to any Person that it intends to cease to carry on business or any material part of its business in the normal course;

(c) the Borrower or any material Subsidiary becomes unable to satisfy its liabilities as they become due and/or at any time the realizable value of the Borrower’s assets is less than the aggregate sum of its liabilities, or any of them otherwise commit an act of bankruptcy or admits that it is “insolvent;”

(d) the Borrower, any creditor of the Borrower or any other Person institutes any proceeding or takes any corporate action or executes any agreement in connection with the commencement of any proceeding:

(i)	seeking to adjudicate the Borrower or any Subsidiary a bankrupt or insolvent;

(ii)	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Borrower or any material Subsidiary or any material part of their property or debt, or making a proposal with respect to the Borrower or any Subsidiary under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii)	seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, liquidator or similar official for the Borrower or any material Subsidiary or for any part of their properties and assets or for any part of the Collateral;

(e) a receiver, conservator, trustee, custodian, monitor, liquidator or similar official is appointed in respect of the Borrower or any material Subsidiary or any of the Collateral;

(f) the occurrence of any default, or any event or condition which, with the giving of notice or passage of time, or both, would constitute a default by the Borrower or any Subsidiary under the terms of any other material Indebtedness (including, without limitation, any Indebtedness secured by a Lien, all Indebtedness under the Dell Note and all Indebtedness to Sigma Partners and/or any affiliates of Sigma Partners) and such default remains uncured for fifteen (15) days;

(g) if any representation or warranty made by the Borrower or any Subsidiary in any of the Financing Documents or any other document, instrument or agreement executed and delivered by the Borrower or any Subsidiary at any time to or in favor of the Lender is untrue or incorrect in any material respect as of the date on which it is made;

(h) the Borrower or any Subsidiary fails to observe any material term, covenant or agreement contained herein or in any of the Financing Documents or any other document, instrument or agreement executed and delivered by the Borrower or any Subsidiary at any time to or in favor of the Lender and such failure continues for ten (10) days after Notice to the Borrower;

(i) a notice is sent to or received by the Borrower or any Subsidiary from any creditor with respect to the intention of such creditor to enforce its Lien or any such creditor becomes entitled to enforce or otherwise enforces or takes possession of any of the property of the Borrower or Subsidiary, as the case may be, unless such notice is being contested in good faith by appropriate legal proceedings, reserves satisfactory to the Lender in its discretion have been taken and such notice will not result in, or does not involve, any prospect of the enforcement of such Lien or the sale or forfeiture or loss of any of the property of the Borrower or Subsidiary, as the case may be, that is subject to such notice;

(j) the Borrower or any Subsidiary challenges or threatens to challenge the validity or enforceability of any of the Financing Documents or terminates or repudiates any of them or attempts to do so, or such Financing Documents or any other document, instrument, agreement or certificate executed and delivered by the Borrower or any of its Subsidiaries to the Lender shall cease to be in full force and effect or fail, in whole or in part, to constitute a legal, valid, binding and enforceable obligation of the Borrower or any of its Subsidiaries, as the case may be;

(k) any occurrence, development or change (other than an occurrence, development or change to which the Lender consents), which would result in the Liens granted to the Lender ceasing to have priority over all other Liens on the Collateral other than Permitted Encumbrances;

(l) a distress, execution, warrant, garnishment, attachment, sequestration, levy, writ, or any similar process is issued or enforced upon or against all or any part of the Collateral, or any third party demand is issued by a governmental authority, administrative body or any taxation authority in respect of the Borrower or all or any part of the Collateral, or any other seizure is made in respect of all or any part of the Collateral;

(m) any material portion of the Collateral is damaged or destroyed if proceeds of insurance do not either (i) adequately compensate the Lender if the Borrower or any Guarantor does not continue to operate, or (ii) adequately compensate the Borrower or any Guarantor in such a way as to allow it to continue to operate consistent with historical practice and performance;

(n) a Person institutes proceedings against the Borrower or any Subsidiary alleging infringement of any intellectual property rights and which, if successful, could have a Material Adverse Effect and (i) such proceedings are not dismissed within thirty (30) Business Days from the initiation thereof, or (ii) within such thirty (30) Business Day period the Borrower delivers to the Lender evidence satisfactory to the Lender, acting reasonably, confirming that the proceedings are without merit or the likelihood of such proceedings being successful are remote and reserves satisfactory to the Lender in its discretion have been taken;

(o) subject to Section 7.01(b), this Agreement shall cease to create a valid Lien in favor of the Lender or the Lender’s Lien ceases to be a perfected, first priority Lien in the Collateral (subject to Permitted Encumbrances);

(p) any resolution is passed for, the winding up, dissolution or liquidation or amalgamation of the Borrower or any of its material Subsidiaries other than with or into the Borrower or another Subsidiary or if the Borrower or any of its material Subsidiaries loses its charter by expiration, cancellation, forfeiture or otherwise;

(q) if Mark Shirman (the Chief Executive Officer) ceases to be actively involved in the operations of the Borrower for any reason whatsoever and unless a succession plan has been presented to and approved by the Lender and the board of directors of the Borrower, acting reasonably;

(r) a Change of Control occurs, unless, contemporaneously with such Change of Control, the Secured Obligations are prepaid in full in accordance with Section 3.04(d); and

(s) if for any reason other than applicable law there is any restriction on or inability of the Borrower to issue the Warrant or shares issuable upon the exercise of the rights therein as fully paid and non-assessable shares in accordance with the terms thereof (other than those restrictions in the Borrower’s governing documents which have been waived as of the date of this Agreement).

Section 8.02 Lender’s Remedies Upon Default.

(a) Upon the occurrence, and during the continuation, of an Event of Default, the Lender may exercise any of the rights and remedies of a secured party under the UCC and any other rights and remedies provided for in this Agreement or any other Financing Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by Borrower:

(i)	Declare all Secured Obligations, whether evidenced by this Agreement, by any of the other Financing Documents, or otherwise, immediately due and payable;

(ii)	Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Financing Documents, or under any other agreement between the Borrower and/or any Guarantor, and the Lender;

(iii)	Terminate this Agreement and any of the other Financing Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Secured Obligations;

(b) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender in its sole discretion considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(c) Cause Borrower and/or any Guarantor to hold all returned Inventory in trust for the Lender, segregate all returned Inventory from all other assets of Borrower (or such Guarantor) or in Borrower’s (or such Guarantor’s) possession and conspicuously label said returned Inventory as the property of the Lender;

(d) Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble, and to cause each Guarantor to assemble, the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the Lender’s Liens and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Without notice to Borrower or any Guarantor (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Secured Obligations any and all (i) balances and deposits of Borrower or any Guarantor held by the Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower or any Guarantor held by the Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(h) Lender shall give notice of the disposition of the Collateral as follows, which form and manner of notice Borrower hereby agrees shall be commercially reasonable:

(i)	Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made; and

(ii)	The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 9.06, at least 10 days before the earliest time of disposition set forth in the notice; provided that no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(i) Lender may credit bid and purchase at any public sale;

(j) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(k) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Financing Document; and

(l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

Section 8.03 Remedies Cumulative. The rights and remedies of the Lender under this Agreement, the other Financing Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

Section 8.04 Notice of Event of Default. The Borrower shall promptly give notice in writing to the Lender of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.

Section 8.05 Default under Other Encumbrances. Any amount paid by the Lender before or after the occurrence of an Event of Default on account of monies payable under any Lien upon the Collateral or any part thereof shall be repaid by the Borrower to the Lender on demand and shall:

(a) be added to the Secured Obligations and constitute a charge upon the Collateral; and

(b) bear interest at the rate equal to the Post Default Rate per annum as a reasonable and genuine pre-estimate of damages and not as a penalty.

Section 8.06 Judgment. Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Borrower to perform the Obligations nor shall such operate as a merger of any covenant or affect the right of the Lender to receive interest at the specified rate, and any judgment shall bear interest at such rate.

Section 8.07 Application of Proceeds. Any and all amounts received on account of the Secured Obligations after (a) the Loan has automatically become immediately due and payable, or (b) the exercise of remedies by the Lender, shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the other Financing Documents; second to accrued interest on the Loan; third to fees, if any; fourth pro rata to the principal portion of the Loan; fifth to any and all remaining Secured Obligations; and, sixth any excess shall be paid to the Borrower or to such other party as otherwise required by law.

Section 8.08 Limitation of Liability. The Lender shall not be liable by reason of any entry into or taking possession of any of the Collateral charged or intended to be charged by the Security Documents or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. The Lender shall not, by virtue of these presents, be deemed to be a mortgagee in possession of the Collateral. The Lender shall not be liable or accountable for any failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Collateral and shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of the Lender, the Borrower or any other person in respect of same. The Borrower hereby releases and discharges the Lender from every claim of every nature, whether sounding in damages or not, which may arise or be caused to the Borrower or any person claiming through or under the Borrower by reason or as a result of anything done or omitted to be done, as the case may be, by the Lender or any successor or assign claiming through or under the Lender under the provisions of this Agreement, unless such claim is the result of the Lender’s gross negligence or willful misconduct.

Section 8.09 Financial Covenant Cure Rights. Notwithstanding anything to the contrary contained in this Article VIII, in the event that Borrower fails to comply with any Financial Covenant contained in Section 6.20 (Financial Covenants), Borrower shall have the right, no later than twenty (20) days after the delivery of a Notice of Intent to Cure to issue capital stock to new or existing shareholders in exchange for cash in an aggregate amount not in excess of the minimum amount necessary to cure the relevant failure to comply with such Financial Covenant, the proceeds of which shall be contributed to the equity capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”), such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) EBITDA shall be increased solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) net revenue, as otherwise calculated in accordance with GAAP, shall be increased, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(c) Liquidity shall be increased, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

provided that the Cure Rights shall not be exercised more than once in any six (6) month period.

In order to exercise its Cure Rights pursuant to this Section 8.09 (Certain Cure Rights), Borrower shall deliver to Lender, no later than ten (10) days after the date financial statements are due pursuant to Section 6.12(a)(i), a notice of its intent to cure, a notice of its intent to cure (a “Notice of Intent to Cure”) the applicable Event of Default through the issuance of capital stock. If Borrower shall have timely delivered the Notice of Intent to Cure, then (subject to the proviso above) the right of the Lender to declare the Secured Obligations due and payable solely as a result of a Default under Section 6.20 (Financial Covenants) shall be suspended for a period of twenty (20) days following the date of delivery of such Notice of Intent to Cure. Notwithstanding anything to the contrary set forth herein, in order to exercise its Cure Rights pursuant to this Section 8.09, the Cure Amount must be indefeasibly received by Borrower on or before the date that is seventy-five (75) days after the last date of the financial quarter or month, as applicable, during which the relevant Event of Default occurred.

ARTICLE IX.

GENERAL

Section 9.01 Releases. The Lender may in its discretion from time to time release any part of the Collateral or any other security either with or without any sufficient consideration therefor, without responsibility therefor and without thereby releasing any other part of the Collateral or any other security or any Person from the security created by this Agreement or any of the Financing Documents or from any of the covenants herein contained. Each and every portion into which the Collateral is or may hereafter be divided does and shall stay charged with the Obligations. No Person shall have the right to require the Obligations to be apportioned and the Lender shall not be accountable to the Borrower for any moneys except those actually received by the Lender.

Section 9.02 Expenses. The Borrower shall promptly pay to the Lender on demand all of the Lender’s costs, charges and expenses in connection with the enforcement by any means of any provisions hereof or any of the Financing Documents or the exercise of any rights, powers or remedies hereunder or any of the Financing Documents, including all such costs, charges and expenses in connection with taking possession, maintaining, completing, preserving, protecting, collecting or realizing upon all or any part of the Collateral.

Section 9.03 Governing Law; Jurisdiction. This Agreement shall be exclusively (without regard to any rules or principles relating to conflicts of laws) governed by, enforced and construed in accordance with the laws of The Commonwealth of Massachusetts and the federal laws of the United States applicable therein. Borrower hereby irrevocably and unconditionally consents, for itself and its property, to the non-exclusive jurisdiction of the courts of The Commonwealth of Massachusetts and the federal courts of the United States located therein with respect to any matter arising under or relating to this Agreement or any of the other Financing Documents. Nothing in this Agreement shall affect any right that the any Lender may otherwise have to bring any action or proceeding relating to any Financing Document against Borrower or its properties in the courts of any jurisdiction.

Section 9.04 Whole Agreement. This Agreement and other Financing Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

Section 9.05 Time. Time shall be of the essence of all provisions of this Agreement and the other Financing Documents.

Section 9.06 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during, or within three (3) Business Days prior to, a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day of the sending (provided it was sent before 4:30 p.m. Toronto, Ontario time) and the applicable printed facsimile record shall be definitive evidence of the time and date of such facsimile transmission, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an employee of the addressee at such address with responsibility for matters to which the information relates. Notice of change of address shall also be governed by this Section 9.06. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with the foregoing. Notices and other communications shall be addressed as follows:

(a)	if to the Borrower:

Glasshouse Technologies, Inc.

200 Crossing Boulevard

Framingham, MA 01702

Attention: Mark Shirman

with a copy (that does not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

850 Winter Street

Waltham, MA 02451

Attention: Marc Dupré

Facsimile: (781) 622-1622

(b)	if to the Lender:

Wellington Financial Fund III

161 Bay Street, Suite 2520

Toronto, Ontario

M5J 2S1

Attention:      Mark McQueen

Facsimile:      (416) 682-1160

with a copy (that does not constitute notice) to:

Choate Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention:      Brian Lenihan

Facsimile:      (617) 248-4000

Section 9.07 Successors and Assigns. This Agreement shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Lender and its successors and permitted assigns. The Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender which it may exercise in its sole and absolute discretion. The Lender may transfer and assign this Agreement to any Person, or sell one or more participation interests in the Loan, without the consent of the Borrower.

Section 9.08 No Original Issue Discount. Borrower and Lender acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Loan. Borrower and Lender further agree as between them, that the fair market value of the Warrant is $100 and that, pursuant to Treas. Reg. § 1.1273-2(h), $100 of the issue price of the investment unit will be allocable to the Warrant and the balance shall be allocable to the Loans. Borrower and Lender agree to prepare their federal income tax returns in a manner consistent with the foregoing and, pursuant to Treas. Reg. § 1.1273-1, the original issue discount on the Loan shall be considered to be zero unless otherwise required by a final determination of a court of competent jurisdiction. Borrower agrees that it shall not (and shall cause its Subsidiaries not to) challenge or support any challenge to the agreed-upon value of the Warrant or amount of original issue discount on the Loan as set forth in this Section 9.08.

Section 9.09 No Set-Off. The Obligations secured by this Agreement shall be paid by the Borrower without regard to any set-off, withholding, counterclaim or equities between the Borrower and the Lender whatsoever.

Section 9.10 Permitted Encumbrance. Notwithstanding any other provision in this Agreement, the parties confirm their intent that the references to Permitted Encumbrances herein are not intended to imply the subordination by the Lender to any Person whatsoever.

Section 9.11 Counterparts. This Agreement may be executed in several counterparts and by facsimile transmission, each of which shall be deemed to be an original and all of which when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Borrower and Lender have executed this Agreement under seal by its duly authorized signing officer as of date first written above.

GLASSHOUSE TECHNOLOGIES, INC.

By	/s/ Mark Shirman
Name: Mark Shirman
Authorized Signing Officer

WF FUND III LIMITED PARTNERSHIP, c/o/b as WELLINGTON FINANCIAL LP and WELLINGTON FINANCIAL FUND III

By	/s/ Mark McQueen
Name: Mark McQueen
Authorized Signing Officer